Exhibit 8

October 17, 2005

Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167

Ladies and Gentlemen:

We have acted as counsel to Monsanto Company, a Delaware corporation (the “Company”), in connection with its offer to exchange an aggregate principal amount of up to $314,490,000 of new 5½% Senior Notes due 2025 (“Exchange Notes”) for a like amount of outstanding 5½% Senior Notes due 2025 (“Outstanding Notes”) which are to be registered under a registration statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Except as otherwise indicated herein, all capitalized terms used in this letter have the same meanings assigned to them in the prospectus included in the Registration Statement (the “Prospectus”).

In rendering our opinion, we have examined and relied upon without independent investigation as to matters of fact the Prospectus and such other documents, certificates and instruments as we have considered relevant for purposes of this opinion. We have assumed without independent verification that the factual information set forth in the Prospectus relating to the Exchange Notes, Outstanding Notes and the exchange offer is accurate and complete in all material respects, and our opinion is conditioned expressly on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such factual information through and as of the date of the exchange of the Exchange Notes for the Outstanding Notes. Any material changes in the facts referred to, set forth or assumed herein or in the Prospectus may affect the conclusions stated herein.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial decisions, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

Monsanto Company

October 17, 2005

Based solely upon the foregoing and in reliance thereon and subject to the exceptions, limitations and qualifications stated herein, we confirm that the statements contained in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” insofar as such statements constitute matters of law or legal conclusions, as qualified therein, are our opinion and that such statements fairly describe the material federal income tax consequences of the offering of the Notes and are true, correct and complete in all material respects.

Except as expressly set forth above, we express no other opinion. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Bryan Cave LLP